CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MidSouth Bancorp Inc. and its subsidiaries of our report dated March 13, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of the Company as of December 31, 2014 and 2013 and for the three years then ended. We also consent to the reference to our firm as it appears under the caption “Experts.”

\s\ Porter Keadle Moore, LLC

Atlanta, Georgia
August 20, 2015